Exhibit 99.1
Horizon Offshore, Inc. Announces Underwritten Common Stock Offering
HOUSTON — (May 31, 2006) — Horizon Offshore, Inc. (OTCBB: HRZO.OB) (the “Company”) today announced that it and certain of its stockholders who acquired shares in connection with the Company’s recapitalization intend to proceed with an underwritten public offering of its common stock. The Company expects that it will offer approximately $50 million of its common stock in the offering. The shares to be offered by the Company and the selling stockholders are registered by the Company under shelf registration statements on Form S-3 previously filed with the Securities and Exchange Commission. The Company anticipates completing the public offering prior to the end of June 2006.
The Company and its underwriters have not yet determined the aggregate size of the offering and the selling stockholders who will participate, but will do so based on market conditions and other relevant factors at the time of the offering. There can be no assurance as to whether or when the offering will be completed or as to its exact size.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of any securities in any state or jurisdiction in which the offer, solicitation or sale of securities would be unlawful prior to registration or qualification under the securities laws of any state. This announcement is being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933.
About Horizon Offshore, Inc.
Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry. The Company’s fleet is used to perform a wide range of marine construction activities, including installation and repair of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.
Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company’s reliance on sufficient cash flow from operations and external sources of financing to meet its debt obligations and capital requirements; resolution of the Company’s outstanding claims against Pemex; outcome of litigation with the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company’s ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission.
Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like “should”, “expects”, “believes”, “anticipates”, “may”, “could”, etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Contact:	Ronald Mogel (713) 243- 2753 Horizon Offshore, Inc.